EXHIBIT 10.1

COPPER CATHODE SALE AND PURCHASE AGREEMENT

BETWEEN

HARMONY MINING LIMITED
A BRITISH VIRGIN ISLANDS COMPANY

AND

SIERRA RESOURCE GROUP, INC.
A NEVADA CORPORATION

EFFECTIVE DATE:  ____________________

COPPER CATHODE SALE AND PURCHASE AGREEMENT

This COPPER CATHODE SALE AND PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 30th day of March, 2011 (“Effective Date”) by and between Harmony Mining Limited, a British Virgin Islands company or its named designee (collectively “PURCHASER”), and Sierra Resource Group, Inc., a Nevada corporation and its affiliates (“SIERRA”). Separately, PURCHASER and SIERRA may be referred to as “Party” and together as “Parties”.

RECITALS:

WHEREAS, SIERRA is the operator of the Chloride Copper Mine (“Mine”), a copper mine which lies approximately 24 kilometers northwest of the City of Kingman, Arizona and approximately 190 kilometers southeast of Las Vegas, Nevada (35 degrees 21”N Latitude and 114 degrees 10’W Longitude);

WHEREAS, the Chloride Copper Mine currently has an existing SX/EW plant that the Parties understand has a prospective maximum capability of producing up to 5,040,000 pounds of Copper Cathode per annum (the “Copper Cathode”);

WHEREAS, SIERRA owns an undivided eighty percent (80%) interest in the Mine;

WHEREAS, PURCHASER desires to acquire over a period of up to eighteen (18) months the Mine’s  first year production of  approximately 5,040,000 pounds of Copper Cathode from SIERRA and SIERRA desires to sell such Copper Cathode to PURCHASER; and

WHEREAS, the Parties intend to memorialize the purchase and sale of the Copper Cathode from SIERRA to PURCHASER upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

SALE AND PURCHASE OF COPPER CATHODE
AND PURCHASE PRICE

SECTION 1.1                                Sale of Copper Cathode.  Upon the terms and subject to the conditions set forth in this Agreement, subsequent to the Closing and on each Closing Date (as both defined in Section 2.1 hereof), SIERRA agrees to sell, assign, grant, transfer, convey and deliver to the PURCHASER, and PURCHASER agrees to purchase and acquire, the Mine’s first year expected production of approximately 5,040,000 pounds of Copper Cathode from the Chloride Copper Mine. The Copper Cathode shall be of such quality as acceptable to PURCHASER in its reasonable discretion, which shall be of a merchantable quality, as may be recognized within the mining industry.

SECTION 1.2                                Delivery.   The Copper Cathode from the Mine shall be sold FOB the Port of Los Angeles with delivery to begin no later than three (3) months from the date that all permits and licenses are granted to SIERRA, or such other time mutually agreed to by the Parties and shall be completed no later than eighteen (18) months after the initial delivery.

SECTION 1.3                                Financing.  PURCHASER shall arrange for financing to be provided to SIERRA for an amount necessary to allow the Mine to enter into full production and deliver the Copper Cathode.  Such financing shall be in the form of bank loans guaranteed by PURCHASER or its designee (“Financing”) in the gross loan amount of at least Six Million Dollars (US$6,000,000).  The Financing shall be repaid on the following terms: Such terms acceptable to the bank(s), PURCHASER and SIERRA and secured with a perfected first position security interest on Ten Million (10,000,000) shares of SIERRA Series A Preferred Stock (the “Series A Preferred Stock”) issued in the name of PURCHASER “or its assigns”, such stock to have voting rights of one hundred (100) votes for each share and convertible, under the terms and conditions defined herein, to four (4) shares of SIERRA Class B Common Stock (the “Class B Common Stock”). The Series A Preferred Stock is to be fully issued, executed and escrowed with PURCHASER’s counsel until such time as it is released to PURCHASER or returned to SIERRA as provided herein.

SECTION 1.4                                Purchase Price.

(a) The purchase price (“Purchase Price”) to be paid by PURCHASER for the Copper Cathode shall be at a price of Three Dollars (US$3.00) per pound, payable within thirty (30) days of each Sale Date, as defined herein. Payments will be made by wire transfer to SIERRA, as per the instructions of SIERRA, unless otherwise agreed to by the Parties; plus

ARTICLE II

CLOSING DATE AND DELIVERIES AT CLOSING

SECTION 2.1                                Closing Date                      The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held , on April 21, 2011 (“Closing Date”), if and only if the SIERRA shareholders have approved the transaction, unless otherwise agreed to by the Parties.  Subsequent to the Closing, each date that PURCHASER issues a purchase order to purchase all or a portion of the Copper Cathode made available for sale in writing by SIERRA to PURCHASER shall be referred to herein as a “Sale Date”.

SECTION 2.2                                 Due Diligence; Access to Information

. Each Party has been provided with full material access to such information required by each Party to satisfactorily conduct its due diligence investigation, has satisfactorily performed its due diligence investigations on the other Party and has made the independent decision to proceed to the Closing.

SECTION 2.3                                No Adverse Proceedings.  On the Closing no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

SECTION 2.4                                Deliveries by SIERRA.  In addition to and without limiting any other provision of this Agreement, SIERRA agrees to deliver, or cause to be delivered, to PURCHASER, at or prior to Closing, the following:

(a) Form of purchase order acceptable to PURCHASER to be used in the purchase of the Copper Cathode;

(b) Such closing documents as may be reasonably requested by the PURCHASER or its counsel, including but not limited to a Certificate of the President of SIERRA certifying the accuracy of the representations and warranties as of the Closing Date, board resolutions, shareholder approvals, incumbency certificate, consents from any third parties or such other documents as necessary and appropriate to consummate this transaction; and

(c)           The Series A Preferred Stock, deposited in escrow with PURCHASER’s counsel.

SECTION 2.5                                Deliveries by PURCHASER.   In addition to and without limiting any other provision of this Agreement, PURCHASER agrees to deliver, or cause to be delivered to SIERRA, at or prior to Closing, the following:

(a) Such closing documents as may be reasonably requested by SIERRA or its counsel, including but not limited to a Certificate of the President of PURCHASER certifying the accuracy of the representations and warranties as of the Closing Date, board resolutions, shareholder approvals, incumbency certificate, consents from any third parties or such other documents as necessary and appropriate to consummate this transaction.

SECTION 2.6                                Conduct Pending Closing.  From the Effective Date until such time as PURCHASER completes the purchase of Copper Cathode from SIERRA:

(a) SIERRA shall not make any material changes that would adversely affect the Mine, Copper Cathode, or Series A Preferred Stock without the prior written consent of PURCHASER;

(b)           SIERRA shall not (i) incur any indebtedness or take any action relating to the incurring of indebtedness; or (ii) in any other way dilute the value of the Series A Preferred Stock, including but not limited to promising or providing options, warrants or other current or future related rights.

(c)           SIERRA shall not make any sales, transfers or any other dispositions of assets outside of ordinary course or issuance of equity or debt without PURCHASER’s express written consent.

(d)           No contract, obligation or commitment will be entered into or assumed by or on behalf of SIERRA which affects the Mine, Copper Cathode or Series A Preferred Stock, except normal commitments for the purchase of materials, supplies, licenses and other assets used in the ordinary course of business, and for commitments to customers incurred in the ordinary course of business;

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SIERRA

With the understanding that the PURCHASER is relying on each such representation and warranty in entering into and performing this Agreement, SIERRA represents and warrants to PURCHASER as of the Effective Date and as of the Closing (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations the PURCHASER has heretofore made or may hereinafter make with respect to such warranties and representations) the following:

SECTION 3.1                                Organization and Qualification.  SIERRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, financial condition or results of operation of SIERRA and its subsidiaries, if any, taken as a whole.  (Any such material adverse effect being hereinafter referred to as "SIERRA Material Adverse Effect").

SECTION 3.2                                Authority.  SIERRA has all requisite corporate power and authority, to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by SIERRA and the performance and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of SIERRA is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by SIERRA and constitutes the legal, valid and binding obligation of SIERRA enforceable against SIERRA in accordance with its terms. SIERRA shall provide a list and current updates as may be requested by PURCHASER of all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of SIERRA’s business and the mining of the Copper Cathode from the Mine, together with a status as to whether SIERRA possesses such licenses, certificates, permits, franchises and rights and the time frame needed to obtain (if any) such licenses, certificates, permits, franchises and rights.

SECTION 3.3                                 No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by SIERRA does not, and the performance by SIERRA of its obligations hereunder will not:  (i) conflict with or violate the Articles of Incorporation or By-Laws of SIERRA; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to SIERRA; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result  in the creation of a lien or encumbrance on the Mine, Copper Cathode or Series A Preferred Stock, or any of the properties or assets of SIERRA pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SIERRA is a party or by SIERRA or any of its properties or assets is bound.

SECTION 3.4         Compliance with Applicable Laws.  SIERRA is not in violation of, has been given notice of, been charged with, or to the best of SIERRA’s knowledge, under investigation with respect to the violation of any law, rule or regulation of any governmental agency, except for violations which individually or in the aggregate do not have a SIERRA Material Adverse Effect.  If applicable, SIERRA shall be responsible for all matters of review and approval by the United States government of the transactions contemplated by this Agreement.

SECTION 3.5                                Brokers.  Luckympex shall receive as a finder’s fee a one-time payment of fifteen percent (15%) of the gross loan amount funded to SIERRA under Section 1.3 of this Agreement, to be paid from the proceeds of such loan.  Except for Luckympex, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SIERRA.

SECTION 3.6                                Litigation.  To the best of SIERRA’s knowledge, no litigation, claim, or other proceeding before any court or governmental agency is pending or threatened against SIERRA.

SECTION 3.7                         Ownership of Assets. SIERRA has good and marketable title to all of the Copper Cathode and Series A Preferred Stock, free and clear of any and all liens, claims, charges, options, or other encumbrances not specified herein. SIERRA has not received any notice of violation of any applicable regulation, ordinance or law, or other requirement relating to the operation of the Mine, the Series A Preferred Stock or SIERRA’s business, whether owned or leased, and there is no such violation or grounds therefor which could adversely affect the Mine, the Series A Preferred Stock or the sale of the Copper Cathode to PURCHASER. Other than this Agreement, SIERRA is not a party to any contract or obligation whereby anyone has been granted an absolute or contingent right to purchase, obtain or acquire any rights in any of the Copper Cathode, the Mine or any preferred stock of SIERRA.

SECTION 3.8                                Taxes. There is not any liability for unpaid federal, state or local income, sales, use, excise or other taxes of any kind arising out of, or attributable to, or affecting the Mine, the Copper Cathode, the Series A Preferred Stock or the conduct of SIERRA’s business, for which the PURCHASER will have any liability for payment or otherwise. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes (except for sales taxes incident to the consummation of the transactions contemplated herein) which may be asserted by any taxing authority against the Copper Cathode or the Series A Preferred Stock and no lien or other encumbrance for taxes has attached or will attach to the Copper Cathode or the Series A Preferred Stock.

SECTION 3.9                                Full Disclosure.  No representation or warranty made by SIERRA in this Agreement and no certificate or document furnished or to be furnished to the PURCHASER pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.10                                Capitalization.  SIERRA hereby covenants and agrees that in accordance with SIERRA’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on March 21, 2011, the authorized capital stock of the Buyer shall consist of Two Hundred Sixty Million (260,000,000) shares, of which Two Hundred Fifty Million (250,000,000) shares are designated common stock, par value $0.001 per share and Ten Million (10,000,000) shares are designated preferred stock, par value $0.001 per share, and that, except as disclosed prior to the Effective Date, there are no issued or outstanding options, warrants, other forms of convertible securities or other rights with respect to its capital stock.  From the Effective Date until the completion of PURCHASER’s purchase of the Copper Cathode, SIERRA shall not alter its capitalization structure, issue additional common or preferred stock, change the characteristics of SIERRA preferred stock or issue any options, warrants, other forms of convertible securities or other rights with respect to its capitalization.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

With the understanding that SIERRA is relying on each such representation and warranty in entering into and performing this Agreement, PURCHASER represents and warrants to SIERRA as of the Effective Date and as of the Closing (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations SIERRA has heretofore made or may hereinafter make with respect to such warranties and representations) the following:

SECTION 4.1                                Organization and Qualification.  PURCHASER is duly organized, validly existing and in good standing under the laws of its home jurisdiction and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.2                                Authority.  PURCHASER has all requisite corporate power and authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by PURCHASER and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of PURCHASER is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by PURCHASER and constitutes the legal, valid and binding obligation of PURCHASER enforceable against PURCHASER in accordance with its terms.

SECTION 4.3                                No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by the PURCHASER does not, and the performance by PURCHASER of its obligations hereunder will not:  (i) conflict with or violate the Articles of Incorporation or By-Laws of PURCHASER; or (ii) conflict with, breach or violate any Laws in effect as of the date of this Agreement and applicable to PURCHASER.

SECTION 4.4                         Compliance with Applicable Laws.  If applicable, PURCHASER shall be responsible for all matters of review and approval by its home jurisdiction of the transactions contemplated by this Agreement and is not aware of any violation of law, rule or regulation by virtue of the consummation of the transactions contemplated by this Agreement.

SECTION 4.5                                Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PURCHASER.

SECTION 4.6                                Full Disclosure.  No representation or warranty made by the PURCHASER in this Agreement and no certificate or document furnished or to be furnished to SIERRA pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

CONDITIONS PRECEDENT TO SIERRA’S OBLIGATIONS

The obligation of SIERRA to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing, of the following conditions (any or all of which may be waived by SIERRA if it executes a writing so stating, at or prior to the Closing:

SECTION 5.1                                No Termination.  This Agreement shall not have been terminated pursuant to Section 7.3(a).

SECTION 5.2                                Representations True and Correct.  The representations and warranties of the PURCHASER contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same force and effect as if made on the Closing .

SECTION 5.3                                Compliance with Covenants. Each agreement, covenant or obligation of PURCHASER to be performed at or before Closing under the terms hereof shall have been duly performed by PURCHASER in all material respects or waived by SIERRA in its sole discretion.

SECTION 5.4                                No Adverse Proceedings. On the Closing, no action or proceeding against PURCHASER shall be pending by any public authority, individual or entity before any court, government or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

SECTION 5.5                                PURCHASER Deliveries.  PURCHASER shall have delivered all items as required by Section 2.5.

ARTICLE VI
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligation of PURCHASER to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing, of the following conditions (any or all of which may be waived by PURCHASER if it executes a writing so stating, at or prior to the Closing:

SECTION 6.1                                No Termination.  This Agreement shall not have been terminated pursuant to Section 7.3(a).

SECTION 6.2                                Representations True and Correct.  The representations and warranties of SIERRA contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same force and effect as if made on as of the Closing.

SECTION 6.3                                Compliance with Covenants. Each agreement, covenant or obligation of SIERRA to be performed at or before Closing under the terms hereof shall have been duly performed by SIERRA in all material respects or waived by PURCHASER in its sole discretion.

SECTION 6.4                                No Adverse Proceedings. On the Closing, no action, investigation or proceeding against SIERRA shall be pending by any public authority, individual or entity before any court, government or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

SECTION 6.5                                SIERRA Deliveries.  SIERRA shall have delivered all items as required by Section 2.4.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1                                Time is of Essence

.  Time shall be of the essence in this transaction with regard to every date or time period set forth herein, though the Parties may, by mutual agreement, extend the time for the performance of any of the obligations or other acts of either Party.

SECTION 7.2                                Special Contingencies.  Notwithstanding any provision herein to the contrary, the Parties agree that the Closing of the transactions contemplated by this Agreement are subject to the following:

(a)           Shareholder Approval.  The Parties acknowledge that the Series A Preferred Stock has yet to be created by SIERRA and requires approval by a majority of outstanding shares entitled to vote.  SIERRA represents and warrants to PURCHASER that it is holding an upcoming annual meeting of shareholders to approve the creation of the Series A Preferred Stock and this Agreement is subject to the creation of the stock via shareholder approval.

(b)            Funding Amount.  The Parties acknowledge that SIERRA is to be funded at least Six Million Dollars (US$6,000,000) gross loan proceeds and this Agreement is subject to PURCHASER or its designee obtaining the funding for SIERRA.

(c)           Market Price.  The Parties agree that a key condition to induce PURCHASER to enter into this Agreement and purchase the Copper Cathode is that the market price of copper remain above $3.25 per pound.

(d)           Non-Occurrence.  In the event of the non-occurrence of the contingencies specified in subsections (a), (b) or (c), this Agreement shall be terminated immediately upon written notice without liability on the part of SIERRA or the PURCHASER to each other or any of their respective officers, directors, agents or other representatives, and all rights and obligations of any Party hereto shall cease, except as otherwise expressed herein.

SECTION 7.3                                Termination.  This Agreement may be terminated at any time prior to the Closing or each Closing Date:

(a)           by mutual written agreement of the Parties; or

(b)           Unless otherwise specified herein, by SIERRA upon a material breach of any representation, warranty, covenant or agreement by PURCHASER, or by PURCHASER upon a material breach of any representation, warranty, covenant or agreement by SIERRA, as may be set forth in this Agreement or in any schedule, exhibit or other instrument delivered in connection herewith, and such breach shall, if capable of cure, not have been cured within thirty (30) days after receipt by the Party in breach of notice from the non-breaching Party setting forth in reasonable detail the nature of such breach.

ARTICLE VIII
POST CLOSING COVENANTS

SECTION 8.1  Post-Closing Covenants of SIERRA.

(a)           In the event that (i) SIERRA defaults in payments on the Financing as disclosed in Section 1.3 or (ii) in the event of termination of this Agreement by PURCHASER pursuant to Section 7.3(b), SIERRA agrees that PURCHASER’s counsel shall be irrevocably instructed to release the Series A Preferred Stock to PURCHASER.

(b)           Upon the purchase of the first year production of the Copper Cathode, SIERRA agrees that PURCHASER’s counsel shall be irrevocably instructed to release the Series A Preferred Stock to PURCHASER, at which time the PURCHASER will convert the Series A Preferred Stock to Class B Common Stock.

SECTION 8.2  Post-Closing Covenants of PURCHASER.

(a)           In the event that PURCHASER is issued the Series A Preferred Stock, the PURCHASER (or its designees) shall vote its shares to cause SIERRA to offer all SIERRA shareholders for a period of Sixty (60) days, the right, but not the obligation, to exchange three (3) shares of their SIERRA Class A Common Stock for one (1) share of SIERRA Class B Common Stock.  In the event that less than eighty percent (80%) of the shareholders of SIERRA Class A Common Stock do not convert to Class B Common Stock during this sixty (60) day period, then PURCHASER (or its designees) shall vote its shares to close the conversion period and cause SIERRA to revise SIERRA’s Articles of Incorporation to provide that each share of Class B Common Stock shall have two (2) votes and each share of Class A Common Stock shall have one (1) vote.

(b)           In the event that the PURCHASER fails to perform any of the condition or closing conditions pursuant to this Agreement after written notice plus thirty (30) days to cure, PURCHASER shall be in default and forfeits all right and title to the Series A Preferred Stock, and PURCHASER’s counsel shall be irrevocably instructed to return the Series A Preferred Stock to SIERRA.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.1                                Transaction Costs.  Except as otherwise provided herein, each Party shall pay all its respective costs and expenses (including all professional fees, costs and expenses) incurred by that Party in connection with this Agreement.

SECTION 9.2                                Consent.  The Parties acknowledge that May Lion, Inc. (“Maylink”) owns an undivided twenty percent (20%) interest in the Mine. Though not a Party to this Agreement, Maylink has consented to SIERRA’s sale of the Copper Cathode to PURCHASER and will enter into an operating agreement upon commercially reasonable terms reasonably satisfactory to SIERRA and Maylink.

SECTION 9.3                                Indemnification.  Each Party (“Indemnifying Party”) agrees to indemnify, defend and hold the other Party and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorneys’ fees, that the other Party shall incur or suffer, which arise out of, result from or relate to any breach or default of this Agreement or failure by the Indemnifying Party to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.4                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially transmitted if delivered by facsimile transmission; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt with postage and other fees prepaid, to the addresses provided below (or such other address as may be provided by a Party):

If to SIERRA:	Sierra Resource Group, Inc.	If to PURCHASER:	Harmony Mining Limited
	Attn: R. Patrick Champney, CEO		Attn: Jaime Duran Barba
	9550 S. Eastern Avenue, Suite 253		c/o Aleman Cordero Galindo &
	Las Vegas, Nevada 89123		Lee Trust (BVI) Ltd.
	Fax: ( )		P.O. Box 3175 Road Town
Tortola, British Virgin Islands
Fax: ( )

Copy to:	Cella Lange & Cella LLP	Copy to:	Silverberg & Weiss, P.A.
	Attn: Christopher L. Cella, Esq.		Attn: Paul K. Silverberg, Esq.
	23120 Alicia Parkway, Suite 200		1290 Weston Road, Suite 218
	Mission Viejo, California 92692		Weston, FL 33326
	Fax: (949) 600-7257		Fax: (954) 384-5390

SECTION 9.5                                Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6                                Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.7                                 Representation by Counsel.  All Parties acknowledge that PURCHASER’s counsel, Silverberg & Weiss, P.A. (“Law Firm”), was previously transactional counsel to SIERRA.  Each Party has been fully consulted about Law Firm’s former role as transactional counsel to SIERRA.  Each Party acknowledges that SIERRA has retained independent legal counsel to represent it in this matter and voluntarily waives any conflict of interest or objection to Law Firm acting as counsel for PURCHASER in this transaction.

SECTION 9.8                                 Amendment.  This Agreement may only be amended by an instrument in writing signed by all of the Parties hereto.

SECTION 9.9                                 Waiver.  By mutual agreement, SIERRA and the PURCHASER may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them or (b) compliance with any of the agreements or conditions contained herein for its or their benefit.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by both Parties.

SECTION 9.10                                Binding Effect.  All the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

SECTION 9.11                                Preparation of Agreement.  This Agreement shall not be construed more strongly against any Party regardless of who is responsible for its preparation.  The Parties acknowledge each contributed and is equally responsible for its preparation.

SECTION 9.12                                 Governing Law.  In any proceeding relating to any matter arising out of or related or the subject transaction evidenced by this Agreement or the underlying relationship between PURCHASER and SIERRA, the Parties agree that Nevada law shall govern without regard to conflict of law provisions; that the United Nations Convention on Contracts for the International Sale of Goods shall not apply; that exclusive venue and jurisdiction shall be in Clark County, Nevada; that the prevailing Party in any litigation or arbitration proceeding shall be entitled to an award of its attorneys’ fees and costs; and that each Party knowingly, voluntarily and irrevocably waives its right to jury trial.

SECTION 9.13                                Further Assurances, Cooperation.  The Parties agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement, and shall upon reasonable request by the other Party, execute and deliver any additional documents and take such additional actions as may be necessary to complete the transactions pursuant to and in the manner contemplated by this Agreement, including but not limited to: (i) cooperating in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, statute, rule or regulation, including applicable stock exchange rules; (ii) using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any government entity or other persons, (iii) making on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereunder, (iv) defending all legal proceedings challenging this Agreement and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereunder, and (v) executing and delivering such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereunder.

SECTION 9.14                                 Survival.  The representations, warranties, covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby.

SECTION 9.15                                 Assignment.  Unless expressly stated herein to the contrary, none of the rights and obligations contained in this Agreement may be assigned in whole or in part, by operation of law or otherwise, without the express written consent of the Parties.

SECTION 9.16                                  No 3rd Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

SECTION 9.17                                 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.18                                Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 9.19                                 Force Majeure.  If either Party is prevented directly or indirectly from performing this contract by act of God, the public enemy, war, revolution, blockades, strike, riot, earthquake, cyclone, flood, tsunami or other natural disaster, delay by carrier, subcontractor/supplier action or omission, fuel shortage, embargo, walk-out or other labor disturbance, actual or potential, the operation of laws, interferences of civil or military authority, or other cause, existing or future, beyond the reasonable control of the Party affected, interfering with the performance of work as herein contemplated, the Party so prevented or interfered with shall not be in breach of this Agreement, but shall be given such reasonable time, not to exceed sixty (60) days, to complete performance, provided prompt written notice is given to the other Party.  In the event that performance cannot be completed within such sixty (60) day period, then either Party may by written notice, terminate this Agreement, whereupon the Parties shall use best efforts to work together in good faith to disassociate and bring each Party as close to its original position prior to this Agreement as possible.

SECTION 9.20                                 Entire Agreement.  This Agreement (which includes the schedules, exhibits, certificates and documents referred to herein) constitutes the entire agreement of the Parties and supersedes and merges all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter contained herein.

[SIGNATURE PAGE(S) FOLLOW]

PURCHASER AND SIERRA, each intending to be legally bound, have each executed this Agreement as of the Effective Date first above shown.

PURCHASER	SIERRA
A British Virgin Islands Company	A Nevada Corporation

/s/ X	/s/ X
Harmony Mining Limited	Name Sierra Resource Group, Inc.
By: Jaime Duran Barba	By (Print Name):
Title	Title

Consent and Cooperation with Agreement Only

/s/ X
May Lion, Inc.
Xing-Lung Road, Sec. 1, #257, 2F
Taipei, Taiwan
By (Print Name):
Title:
Date:

Approved as to Form Only	Approved as to Form Only

/s/ X	/s/ X
Cella Lange & Cella LLP	Silverberg & Weiss, P.A.
By: Christopher L. Cella, Esq.	By: Paul K. Silverberg, Esq.
Legal Counsel to Sierra Resource Group, Inc.	Legal Counsel to Purchaser
Date:	Date: